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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT dated as of April 8, 2002 by and among NetRatings, Inc., a Delaware corporation ("Buyer"), Jupiter Media Metrix, Inc., a Delaware corporation ("Parent"), and AdRelevance, Inc., a Washington corporation and wholly-owned subsidiary of Parent ("Seller").

                                   WITNESSETH:

         WHEREAS, Buyer desires to acquire, and Parent and Seller desire to sell, all of the assets, properties and rights of Seller and Parent, as the case may be, relating to Seller's online advertising tracking service (including, without limitation, data capture facilities, customer contracts, personnel, historical databases, intellectual property, reports and models) (collectively, the "Business"), but excluding all other assets, properties and rights of Seller and Parent, including without limitation, those used in connection with the Retained Business (as defined below), upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition"); and

         WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and Seller to sell all of the assets, properties and rights relating to the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         1.01 DEFINITIONS.

         The following terms, as used herein, have the following meanings:

         "Acquisition" is defined in the first recital of the preamble to this Agreement.

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Allocation Statement" is defined in Section 2.06 of this Agreement.

         "Ancillary Agreements" is defined in Section 2.07 of this Agreement.

         "Assignment and Assumption of Lease Agreement" means the Assignment and Assumption of Lease among Buyer, Parent and Northlake Plaza Limited Partnership, a Washington limited partnership, in substantially the form attached hereto as Exhibit A.
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         "Assignment of Intellectual Property Agreement" means the Assignment of
Intellectual Property Agreement among Buyer, Parent and Seller, in substantially the form attached hereto as Exhibit B.

         "Assumed Liabilities" is defined in Section 2.03 of this Agreement.

         "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), sabbatical or other leave of absence programs, flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of their ERISA Affiliates.

         "Bill of Sale, Assignment and Assumption Agreement" means the Bill of Sale, Assignment and Assumption Agreement among Buyer, Parent and Seller, in substantially the form attached hereto as Exhibit C.

         "Business" is defined in the first recital of the preamble to this Agreement.

         "Buyer" is defined in the preamble to this Agreement.

         "Cash Portion" is defined in Section 2.06 of this Agreement.

         "Closing" is defined in Section 2.07 of this Agreement.

         "Closing Date" means the date of the Closing.

         "COBRA" is defined in Section 2.04 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Confidentiality Agreement" means the confidentiality agreement between Buyer and Parent dated February 22, 2002.

         "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule 2.01.

         "Employee Plan" means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by either Seller or any of its ERISA Affiliates, as the case may be.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

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         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code.

         "Escrow Agent" is defined in Section 8.04 of this Agreement.

         "Escrow Fund" is defined in Section 8.04 of this Agreement.

         "Excluded Assets" is defined in Section 2.02 of this Agreement.

         "Excluded Liabilities" is defined in Section 2.04 of this Agreement.

         "Indemnified Person" is defined in Section 8.03 of this Agreement.

         "Indemnifying Person" is defined in Section 8.03 of this Agreement.

         "Intellectual Property" means any or all of the following related to the Purchased Assets or subject to the Assignment of Intellectual Property
Agreement: (A) U.S. and foreign patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, renewal, revival, provisional, re-examination, utility, model, extensions, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof throughout the world ("Trademark Rights"), Internet domain names and registrations and applications for registrations thereof, (C) copyrights and copyrightable works, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, rights of ownership of copyrightable works and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, (D) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, ideas, manufacturing and operating specifications, formulae, hardware, processes, technical data, computer software programs and applications in both source and object code form data, sui generis database rights, and statistical models, and all documentation relating to any of the foregoing, (E) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, panel creation and maintenance, product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (F) other proprietary rights relating to any of the foregoing throughout the world (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (G) copies and tangible embodiments thereof.

          "License Agreement" is defined in Section 3.15 of this Agreement.

         "Licensed Intellectual Property" is defined in Section 3.15 of this Agreement.

         "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

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         "Losses" is defined in Section 8.02 of this Agreement.

         "Material Adverse Effect" means any change in or effect on the Business of Seller or the Purchased Assets that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

         "Measurement Amounts" is defined in Section 2.05 of this Agreement.

         "Office Lease" shall mean that certain Office Lease Agreement, dated as of January 31, 2001, between Northlake Plaza Limited Partnership, as Landlord, and Jupiter Media Metrix, Inc., as Tenant, for 936 North 34th Street, 3rd and 4th Floors, Seattle, Washington.

         "Parent" is defined in the preamble to this Agreement.

         "Permits" is defined in Section 3.12 of this Agreement.

         "Permitted Liens" is defined in Section 3.07 of this Agreement.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Purchase Price" is defined in Section 2.06 of this Agreement.

         "Purchase Price Holdback" is defined in Section 2.05 of this Agreement.

         "Purchased Assets" means those assets, properties and rights used in the Business including, without limitation, those listed on Schedule 2.01; provided, however, that with respect to Shared Systems, the definition of Purchased Assets shall only include the data contained in such Shared Systems that specifically relates to the Business and shall not include the underlying software or database utilized by the Shared System or the data related solely to the Retained Business.

         "Representatives" means Parent's, Seller's or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

         "Required Consent" is defined in Section 3.04 of this Agreement.

         "Retained Business" means all of Parent's existing businesses other than the Business, including without limitation, Parent's products and services, Parent's site centric measurement products and services or Parent's Internet and e-commerce research and advisory consulting products, services and events.

         "Seller" is defined in the preamble to this Agreement.

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         "Shared Systems" means those financial accounting, marketing, sales and similar systems and databases which are not set forth on Schedule 2.01 AND which are utilized by both the Business and the Retained Business.

         "Software Programs" is defined in Section 3.15 of this Agreement.

         "Tax" is defined in Section 3.21 of this Agreement.

         "Transferred Employees" is defined in Section 6.01 of this Agreement.


                                   ARTICLE II

                                PURCHASE AND SALE

         2.01 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Seller and Parent, as the case may be, shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller and Parent, as the case may be, on the Closing Date, all right, title and interest of Seller or Parent in and to the Purchased Assets.

         2.02 EXCLUDED ASSETS. Buyer expressly understands and agrees that all assets, properties and rights of Seller or Parent not listed on Schedule 2.01 and not used in the Business (the "Excluded Assets") shall be excluded from the Purchased Assets, including without limitation:

              (i) all cash and cash equivalents (including all bank accounts), marketable securities and prepaid expenses;

              (ii) all intercompany receivables other than receivables listed on
Schedule 2.01;

              (iii) all corporate records (including minute books and stock ledgers), tax returns and financial records except as otherwise noted on
Schedule 2.01;

              (iv) any Permits which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained;

              (v) all insurance policies;

              (vi) any refunds, credits, prepayments or overpayments with respect to Taxes paid or accrued by Seller or Parent; and

              (vii) all assets of any Employee Plans and Benefit Arrangements.

         2.03 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall assume and agree to perform all of the obligations of Seller or Parent, as the case may be, set forth in the Contracts (other than liabilities or obligations attributable to any failure by Seller or Parent to comply with

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the terms thereof), but only to the extent such obligations relate to periods on or after the Closing Date (the "Assumed Liabilities"). Buyer shall not assume nor be liable for any liabilities of Seller or Parent or any of their affiliates other than the Assumed Liabilities.

         2.04 EXCLUDED LIABILITIES. All liabilities of Seller, Parent and their affiliates other than the Assumed Liabilities (collectively, the "Excluded Liabilities") shall be retained by Seller and Parent and they shall pay and satisfy them in the ordinary course, including but not limited to:

              (i) any obligation or liability for Tax arising from the operation of the Business prior to the Closing Date or any other Tax for which either Parent or Seller may be liable or any sale or transfer tax related to the Acquisition for which Buyer may be liable;

              (ii) any liabilities or obligations under any Employee Plans and Benefit Arrangements other than liabilities for accrued vacation for the Transferred Employees;

              (iii) any liabilities arising prior to the Closing Date pertaining to any Purchased Assets;

              (iv) any liabilities or obligations for continued health care coverage for any M&A Qualified Beneficiary (as defined in Treasury Regulation
Section 54.4980 B-9, Q&A 4(a) under Code Section 4980B ("COBRA"));

              (v) any liabilities arising out of any audits conducted after the Closing by any governmental authority, insurer, licensor, licensors' association or other party regarding Seller's or Parent's pre-closing activities;

              (vi) any liability or obligation relating to an Excluded Asset.

              (vii) any intercompany liabilities (including without limitation any payables or amounts categorized as due to/from in the Seller's balance sheet or accounting records);

              (viii) any liability to employees for claims for matters occurring prior to the Closing Date, including but not limited to claims by former employees regarding sales of Parent common stock.

         2.05 ASSIGNMENT OF CONTRACTS AND RIGHTS.

              (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Parent or Seller thereunder. Parent, Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Parent, Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be

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ineffective or would adversely affect the rights of Seller thereunder so that
Buyer would not in fact receive all such rights, Parent, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Parent or Seller would enforce for the benefit of Buyer, with Buyer assuming either Parent's or Seller's obligations, any and all rights of Parent or Seller against a third party thereto. Parent or Seller, as the case may be, will promptly pay to Buyer when received all monies received by Parent or Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, Parent, Seller and Buyer shall, to the extent the benefits therefrom and obligations thereunder have not been provided by alternate arrangements satisfactory to Buyer, Parent and Seller, negotiate in good faith an adjustment in the consideration paid by Buyer for the Purchased Assets.

              (b) Notwithstanding any other provision of this Agreement, including the foregoing, subsection 2.05(a), the parties agree that with respect to the Contracts listed on Schedule 2.05(b) hereto the following shall apply:

                  (i) Parent, Seller and Buyer shall use their reasonable commercial efforts to secure the consent of the third party customers on such Contracts to an assignment and assumption of the rights and obligations of Parent and Seller under such Contract which pertains to the Business to the Buyer substantially in the form of Exhibit D hereto (each a "Special Assignment"). Buyer shall be entitled to request such changes to the Special Assignment as it shall reasonably request after the Closing prior to acceptance of such Special Assignment by Buyer for purposes of this Section 2.05.

                  (ii) Buyer shall retain $1,000,000 (the "Purchase Price Holdback") of the Cash Portion of the Purchase Price and deposit such amount into the Escrow Fund at Closing. The Purchase Price Holdback shall be released to Parent upon the assignment to Buyer of the Contracts listed on Schedule 2.05(b) hereto in such amounts and at such times as described following.

                  (iii) When such of the Contracts listed on Schedule 2.05(b) have been assigned to Buyer such that the aggregate total "future billings" and "deferred revenues" in the amounts as listed on Schedule 2.05(b) (without subsequent adjustment) for all Contracts not yet assigned (such amounts being referred to as the "Measurement Amounts"), shall be less than $729,176, Parent shall be entitled to receive out of the Escrow Fund $1.37 for every $1.00 below such $729,176 to which the Measurement Amounts related to as yet unassigned Contracts shall drop (to the extent not previously paid as provided following and up to a total amount of payments as shall equal the Purchase Price Holdback). Any Contract listed on Schedule 2.05(b) which has an expiration date after June 30, 2002, shall be deemed to have been assigned for all purposes under this Section 2.05 if Buyer and the customer under such Contract shall have entered into a similar agreement or renewal of the Contract on terms not substantially less favorable than those of the Contract, whether or not a Special Assignment shall have been executed for such Contract.

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                  (iv) Such amounts of the Purchase Price Holdback as are
required to be paid pursuant to the preceding clause shall be released from the Escrow Fund promptly following April 30 and May 31, 2002 as is determined based on the Contracts which have been assigned as of such dates. Promptly following June 30, 2002 such additional amounts as may be required to be paid based on the Contracts which have been assigned through and including June 30, 2002 shall be released from the Escrow Fund. The balance, if any, of the Purchase Price Holdback, which shall not be required to be released to Parent pursuant to this
Section 2.05 shall be released to Buyer and shall be a reduction in the Purchase Price. To the extent that the final Measurement Amounts related to unassigned Contracts shall exceed $729,176, in addition to retaining the Purchase Price Holdback, the Buyer shall be entitled to indemnification as provided in Article VIII hereof.

         2.06 PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

              (a) The purchase price for the Purchased Assets shall be equal to the sum of $8,500,000 (the "Cash Portion") and the amount of the Assumed Liabilities less (i) the amount of any sales transfer or other taxes due upon the Acquisition, (ii) any amounts retained by Buyer under the indemnification provisions of Article VIII and (iii) amounts retained by Buyer pursuant to the terms of Section 2.05, (the net amount being the "Purchase Price") and all such taxes shall be a liability of the Parent and Seller.

              (b) At the Closing, Seller shall deliver to Buyer a statement (the "Allocation Statement"), setting forth the allocation of the Purchase Price among the Purchased Assets, in accordance with their relative fair market values, and Buyer, Parent and Seller agree to report the sale and purchase of the Purchased Assets consistent with such allocation for all Tax purposes.

         2.07 CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Jupiter Media Metrix, Inc., 21 Astor Place, New York, NY 10003 on the date hereof, or at such other time or place as Buyer, Parent and Seller may agree (the "Closing Date"). At the Closing:

              (a) Buyer shall deliver to Seller the Cash Portion, reduced by the sum of (i) $1,000,000 (which shall be deposited by Buyer with the Escrow Agent and released in accordance with the provisions of Section 2.05) and (ii) $375,000, (to be held in accordance with the provisions of Section 8.03), by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer on or prior to the Closing Date;

              (b) Parent, Seller and Buyer shall enter into the Bill of Sale, Assignment and Assumption Agreement, the Assignment and Assumption of Lease Agreement, and the Assignment of Intellectual Property Agreement (collectively, the "Ancillary Agreements"), and Parent and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets;

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              (c) Buyer shall deliver to Seller copies, certified by the
Secretary of Buyer, of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

              (d) Seller and Parent shall deliver to Buyer copies, certified by the Secretary of each of Seller and Parent, of resolutions duly adopted by the Boards of Directors of Seller and Parent, as the case may be, authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

              (e) Seller, Parent and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

         Parent and Seller hereby jointly and severally represent and warrant to Buyer, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of the Seller Disclosure Schedule or in any other section or subsection of the Seller Disclosure Schedule if it is reasonably apparent that such disclosure applies that:

         3.01 ORGANIZATION AND QUALIFICATION. Each of Parent and Seller has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Seller is duly qualified or licensed to do business, and is in good standing in the State of Washington.

         3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent or Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Parent and Seller of the transactions contemplated hereby and thereby are within Parent's or Seller's respective corporate powers and have been duly authorized by all necessary corporate action on the part of Seller or Parent, as the case may be. This Agreement and each of the Ancillary Agreements to which either Parent or Seller is a party have been duly executed and delivered by Parent or Seller, as the case may be, and constitute valid and binding agreements of Seller and Parent, as the case may be, enforceable against Seller or Parent, as the case may be, in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.03 NON-CONTRAVENTION. The execution, delivery and performance by Parent or Seller of this Agreement and each of the Ancillary Agreements to which Seller or Parent is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Parent or Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law or

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regulation, judgment, injunction, order or decree binding upon or applicable to
Parent, Seller or the Business; (iii) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens; or (iv) except as listed in Schedule 3.04 result in a breach of any agreement or Contract which is included in the Purchased Assets or give rise to a right of termination thereunder.

         3.04 REQUIRED CONSENTS. Schedule 3.04 sets forth each Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent").

         3.05 ABSENCE OF CERTAIN CHANGES. Since December 31, 2001, Seller and Parent have conducted the Business in the ordinary course consistent with past practices, and, except as set forth on Schedule 3.05 hereto:

              (a) neither Parent nor Seller has entered into any material transaction or incurred any material liability or obligation with respect to the Business other than in the ordinary course of business;

              (b) there has not been any material adverse change in the Purchased Assets or the condition (financial or otherwise) of the Business;

              (c) neither Parent nor Seller has made any representation to any employee or former employee of the Business that Buyer would assume, continue to maintain or implement any Employee Plan after the Closing Date; and

              (d) there has not occurred:

                  (i) any single capital expenditure commitment in excess of Five Thousand Dollars ($5,000) or aggregate capital expenditure commitments in excess of Ten Thousand Dollars ($10,000) for additions to capital assets comprising Purchased Assets that is likely to occur, in whole or in part, after the Closing Date;

                  (ii) the sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of, any of the Purchased Assets, other than the license thereof in the ordinary course; or

                  (iii) any material damage, destruction or other casualty loss with respect to any Purchased Asset, whether or not covered by insurance.

         3.06 OFFICE LEASE. Parent has delivered to the Buyer a correct and complete copy of the Office Lease and any amendment thereto. The Office Lease is legal, valid, binding, enforceable and in full force and effect. Parent is not in default, violation or breach in any respect under the Office Lease, and to Parent's knowledge, no event, including the transactions contemplated by this Agreement, has occurred that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach in any respect under the Office Lease. The Office Lease grants Parent the exclusive right to use and occupy the demised premises thereunder. Parent has good and valid title to the leasehold estate under the Office

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Lease free and clear of all Liens. Parent enjoys peaceful and undisturbed possession under the Office Lease.

         3.07 PERSONAL PROPERTY.

              (a) Schedule 2.01 sets forth a description of all tangible personal property used in the Business and included in the Purchased Assets, including but not limited to machinery, equipment, furniture, vehicles, spare and replacement parts, trade fixtures and fixed assets.

              (b) The equipment included in the Purchased Assets has no material defects, is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is suitable for its present uses.

              (c) No Purchased Asset is subject to any Lien, except for the following (collectively, the "Permitted Liens"):

                  (i) liens for taxes not yet due or being contested in good faith;

                  (ii) liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business; or

                  (iii) liens and imperfections of title the existence of which would not materially adversely affect the use of the property subject thereto.

         3.08 SUFFICIENCY OF PURCHASED ASSETS; OPERATION OF BUSINESS. The Purchased Assets, together with the rights provided under the Ancillary Agreements, constitute, and on the Closing Date will constitute, the assets, properties and rights necessary to conduct the Business as currently conducted.

         3.09 TITLE TO PURCHASED ASSETS. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

         3.10 LITIGATION. There is no material action, suit, investigation or proceeding pending against or, to the knowledge of Parent or Seller, threatened against or affecting the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official. There is no judgment, order, injunction, decree, fine, penalty or award outstanding (whether rendered by a court, administrative agency or arbitrator) against either Seller or Parent or by which Seller or Parent is bound which relates to either the Business or any of the Purchased Assets.

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         3.11 MATERIAL CONTRACTS.

              (a) Except for the Contracts disclosed in Schedule 3.11, neither Parent nor Seller is a party to or subject to any of the following agreements, contracts or commitments relating primarily to the Business:

                  (i) any real property lease;

                  (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller or pursuant to which in the last year Seller paid in the aggregate, $25,000 or more;

                  (iii) any sales, distribution or other similar agreement providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year either Seller or an Affiliate received in the aggregate, $25,000 or more;

                  (iv) any partnership, joint venture or other similar contract arrangement or agreement;

                  (v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

                  (vi) any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

                  (vii) any agency, dealer, sales representative or other similar agreement;

                  (viii) any agreement, contract or commitment that substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

                  (ix) any agreement, contract or commitment which is or relates to an agreement with or for the benefit of any Affiliate of Seller;

                  (x) any employment agreement; or

                  (xi) any other agreement, contract or commitment not made in the ordinary course of business which is material to the Business.

              (b) Each Contract required to be disclosed pursuant to Section
3.11 is a valid and binding agreement of either Parent or Seller as the case may be and is in full force and effect, and the relevant party is not, nor to the knowledge of Parent and Seller, any other party thereto is in default in any material respect under the terms of any such Contract, nor, to the knowledge of Parent and Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

         3.12 LICENSES AND PERMITS. Seller possesses all material permits, licenses and approvals (the "Permits") necessary or used in order to carry on the Business. Schedule 3.12 hereto sets forth all Permits. Except as set forth on Schedule 3.12 hereto, the Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the knowledge of Seller and Parent, threatened, to revoke, suspend, cancel or modify any Permit; and, except as set forth on Schedule 3.12 hereto, all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority. Neither Seller nor Parent knows of any reason why Buyer will not be able promptly to obtain all Permits necessary in order to carry on, or used in, the Business.

         3.13 COMPLIANCE WITH LAWS. Neither Parent nor Seller is in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by Parent or Seller or any of their respective officers or directors alleging any such violation.

         3.14 RECEIVABLES. All accounts, notes receivable and other receivables included in the Purchased Assets are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid and genuine and arose in the ordinary course of business.

         3.15 PROPRIETARY RIGHTS

              (a) Schedule 2.01 hereto contains a complete and correct list of all Intellectual Property owned or used by Seller (other than generally available "off-the-shelf" computer software), as well as all registrations thereof and applications therefor, and each license and agreement relating thereto. Except as indicated on Schedule 2.01, all of Seller's (and to the extent utilized in the Business, Parent's) patents, patent applications, registered trademarks, trademark applications, registered copyrights and any other intellectual property subject to application and/or registration issued by any state, government or other public legal entity included in the Intellectual Property are valid and in full force and effect and remain in good standing with all fees and filings paid as of the date hereof and consummation of the transaction contemplated hereby will not alter or impair any such rights. To the knowledge of Seller and Parent, except as set forth on Schedule 3.15 hereto, there is no violation by others of any right of Seller (and to the extent utilized in the Business, Parent) with respect to any Intellectual Property, and neither Seller nor Parent is infringing upon, misappropriating or violating any third party's rights that would pertain to the Business. No proceedings have been instituted or are pending or, to the knowledge of Seller and Parent, threatened, nor any claims made alleging any such violation or challenging or questioning the validity, enforceability or effectiveness of the Intellectual Property. Neither Seller nor Parent has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in standard sales or license agreements to end users arising in the ordinary course of business, the forms of which are attached hereto on Schedule 3.15(a)

              (b) The Intellectual Property contains only those items and rights which are: (i) owned by Seller or Parent, as the case may be; (ii) in the public domain; or (iii) rightfully used by Seller or Parent pursuant to a valid and enforceable license or other agreement (the "LICENSED

INTELLECTUAL PROPERTY"), the parties, date, term and subject matter of each such license or other agreement (each, a "LICENSE AGREEMENT") being set forth on
Schedule 3.15(b). Seller or Parent owns all right, title and interest in and to the Intellectual Property, or has valid and sufficient licenses to all rights in the Intellectual Property necessary to carry out Seller's current Business activities free and clear of all liens, claims and encumbrances, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, except with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property. Seller or Parent is the exclusive owner of all Trademark Rights used in connection with the operation or conduct of the business of Seller, including the provision of any services by Seller.

              (c) Schedule 3.15(c) contains a true and complete list of all software programs owned or used by Seller, other than software programs which are readily commercially available or for which substitutes are available from more than one source (the "SOFTWARE PROGRAMS"). Seller or Parent, as the case may be, owns full and unencumbered right and good and marketable title to such Software Programs which it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Seller or Parent, as the case may be, has full and unrestricted rights to use the Software Programs that it licenses, pursuant to the License Agreements.

              (d) The Software Programs are free of any disabling codes that may be used to access, modify, delete, damage or disable any Systems (as defined below) or that may result in impaired usage thereof or damage thereto. Seller has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Business consisting of hardware, software, databases or embedded control systems ("Systems") are free from disabling codes. The Systems' components used in connection with the Business obtained by Seller from third party suppliers are, to the best of Seller's knowledge, free of any disabling codes that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that might result in damage thereto. Except as may be set forth in Schedule 3.15(d), Seller has in place appropriate disaster recovery plans and procedures and has taken reasonable steps to safeguard its Systems and restrict unauthorized access thereto. Seller has provided, or will provide prior to the Closing, to Buyer an accurate list of all errors or "bugs" in the Software Programs which are contained in the computer databases which Seller maintains for the purpose of tracking errors and "bugs" in the Software Programs.

              (e) Neither Seller nor Parent is a party to any agreement pursuant to which any third party has any right to manufacture, reproduce, distribute, market or exploit any of the Intellectual Property or any adaptations, translations, or derivative works based on the Intellectual Property or any portion thereof. Except with respect to the rights of third parties to any Licensed Intellectual Property, no third party has rights to manufacture, reproduce, distribute, market or exploit any works or materials of any portion of the Intellectual Property if such portion of the Intellectual Property constitutes a "derivative work" (as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101) of an underlying work of authorship. Except as set forth in Schedule 3.15(e), neither Seller nor Parent owes or will owe any royalties or other payment to third parties in respect of the Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

              (f) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Intellectual Property at any stage of their development were written, developed and created solely and exclusively by employees of Seller or Parent without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Seller or Parent pursuant to valid and enforceable consultant confidentiality and invention assignment agreements. Seller and Parent have at all times treated the Intellectual Property as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release into the public domain, including without limitation, the use of confidentiality agreements with all of its employees having access to the Intellectual Property and the use of licenses with all individuals or entities provided access to the Intellectual Property containing provisions restricting copying and prohibiting decompiling or disassembly of the Intellectual Property. Given the nature of the Business, to the knowledge of Seller and Parent no employee of Seller or Parent is in violation of any term of any employment contract, patent disclosure agreement or any other contract or agreement with respect to (i) the Intellectual Property or (ii) the relationship of any such employee with Seller or any other party. No current officer, director, employee, consultant or independent contractor of Parent or Seller has and to the knowledge of Parent and the Seller no former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Intellectual Property.

         3.16 EMPLOYEES; LABOR MATTERS.

              (a) Schedule 3.16(a) sets forth a true and complete list of the names, titles and annual salaries of all employees of Parent and Seller primarily engaged in the Business.

              (b) Schedule 3.16(b) sets forth a true and complete list of each Employee Plan and Benefit Arrangement that covers any employee primarily engaged in the Business. Seller has made available to Buyer copies of all documents relating to each such Employee Plan and Benefit Arrangement including (without limitation) each: plan document; summary description; amendments; trust documents; the most recent actuarial valuations; determination or opinion letters; administrative services agreements, group annuity contracts and group insurance contracts; last three years discrimination tests; last three years annual report; any and all correspondence from any governmental agency; all registration statements and prospectuses. At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Seller nor any ERISA Affiliate has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Employee Plan or Benefit Arrangement promises or provides retiree medical or other retiree welfare benefits to any employee primarily engaged in the Business.

              (c) Seller has performed in all material respects all obligations required to be performed by it under each Employee Plan and Benefit Arrangement and each Employee Plan and Benefit Arrangement has been established and maintained in all material respect in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code.

              (d) Except as set forth on Schedule 3.16(d), (i) Seller is not a party to any union or collective bargaining agreements covering any of the employees of the Business listed on Schedule 3.16(c), (ii) Seller does not know of any activities or proceedings of any labor union to organize any such employees, and (iii) Seller does not have any employment agreements with any of such employees. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

              (e) Except as set forth on Schedule 3.16(e), the execution of this Agreement and the consummation of the transactions contemplated herein will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan or Benefit Arrangement that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

         3.17 FINDER'S FEES. Except for Robertson Stephens, Inc. (whose fees shall be paid by Parent), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or Parent who might be entitled to any fee or commission from Seller or Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

         3.18 EXPORT RESTRICTIONS. Seller has not exported or transmitted any of the Purchased Assets to any country to which such export or transmission is restricted by any applicable United States regulation or statute, without first having obtained all necessary and appropriate United States or foreign government licenses or permits and complying with all other requirements in relation thereto.

         3.19 ENVIRONMENTAL MATTERS. Seller is and has at all times operated its business in material compliance with all Environmental Laws and to the knowledge of Seller, no material expenditures are or will be required in order to comply with such Environmental Laws. "ENVIRONMENTAL LAWS" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by governmental authority under federal, state or local law pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including without limitation, the Clean Air Act, 42 U.S.C.Section 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.Section 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C.Section 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C.Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.Section 6901, et seq., and the Toxic Substances Control Act, 15 U.S.C.Section 2601, et seq.

         3.20 BOOKS AND RECORDS. All of the books and records of Seller relating to the Business have been made available to Buyer prior to the execution of this Agreement and contain a true and complete record, in all material respects, of the business, operations, financial condition, results of operations, assets and liabilities relating to the Business. Seller has no books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) that are not under the exclusive ownership and direct control of Seller or Parent.

         3.21 TAXES.

              (a) Seller and Parent have completed and duly and timely filed in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Tax (as hereinafter defined) returns and reports, including estimated Tax returns and reports and information statements returns and reports (collectively, "TAX RETURNS") required to be filed on or prior to the date hereof and will complete and duly and timely file in correct form with the appropriate United States, state and local governmental agencies and with the appropriate foreign countries and political subdivisions thereof, all Tax Returns required to be filed after the date hereof. All of such Tax Returns that have been filed were accurate and complete as filed. Seller and Parent have paid in full all Taxes, assessments or deficiencies (A) shown to be due on those Tax Returns that have been filed or (B) claimed to be due by any Taxing authority or otherwise due or owing, other than those being contested in good faith. Seller and Parent have made all withholdings of Tax required to be made under all applicable United States, foreign, state and local tax laws and regulations; and such withholdings have been or will be paid to the respective governmental agencies when due and to the extent not yet due have been set aside in accounts for purposes of such payment.

              (b) The Purchased Assets are not subject to any liens for Taxes, except liens for current ad valorem Taxes not yet due, and neither Buyer nor any affiliate thereof will become directly or indirectly liable for, and no lien, claim or encumbrance will be placed upon the Purchased Assets with respect to,
(A) any Taxes attributable to the ownership or use of the Purchased Assets with respect to periods prior to and including the Closing Date (other than ad valorem Taxes not yet due and payable as of the Closing Date) or (B) any other Taxes (regardless of whether attributable to periods prior to and including the Closing Date) imposed upon Seller or Parent or attributable to the actions or activities of any of Seller or Parent.

              (c) For purposes of this Agreement, "TAX" (and, with correlative meaning, "TAXES," "TAXABLE" and "TAXING") means (A) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental, regulatory or administrative entity or agency responsible for the imposition of any such tax (domestic or foreign), (B) any liability for the payment of any amounts of the type described in (A) as a result of being a member of an affiliated, consolidated, combined, unitary or other group for any Taxable period and (C) any liability for the payment of any amounts of the type described in (A) or (B) as a result of any express or implied obligation to indemnify any other person. Notwithstanding the foregoing, solely for purposes of paragraph (a) of this
Section 3.21(c), Tax (and the correlative meanings, "Taxes," "Taxable" and "Taxing") shall not include any amount to the extent that (A) a lien, claim or encumbrance cannot be placed upon any of the Purchased Assets with respect to such amount and (B) neither Buyer nor any of its affiliates can be made directly or indirectly liable with respect to such amount.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to each of Seller and Parent, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of Buyer's disclosure schedules or in any other section or subsection of Buyer's disclosure schedules if it is reasonably apparent that such disclosure applies, that:

         4.01 ORGANIZATION AND QUALIFICATION. Buyer has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

         4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer's powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been, or will be in the case of the Ancillary Agreements, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting the enforcement of creditors' rights generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.03 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any material law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

         4.04 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V

                            COVENANTS OF THE PARTIES

         5.01 BEST EFFORTS; FURTHER ASSURANCES.

              (a) Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Parent, Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein.

              (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer, except as otherwise contemplated hereby, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

              (c) At Buyer's request, Seller and Parent shall maintain as active all internet website links or any and all websites maintained by them which link to any websites pertaining to the Business for a period of up to thirty days following the Closing. Seller and Parent agree to provide such other termination services as may relate to the Business as may be reasonably requested by Buyer at Buyers expenses.

              (d) Seller and Parent shall provide the data to be transferred to Buyer out of the Shared Systems to Buyer in such electronic and other formats as Buyer may reasonably request and Seller and Parent shall maintain such data in the Shared Systems for such reasonable amount of time following the Closing as Buyer may request.

         5.02 CERTAIN FILINGS. Parent, Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents, approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         5.03 CONFIDENTIALITY. The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Agreement provided however, that, the parties shall be permitted to make such disclosures as they shall reasonably determine are, and to the extent, required by law.

         5.04 NONSOLICITATION BY SELLER AND PARENT. Each of Seller and Parent agrees that, for a period of one (1) year following the Closing Date, neither Seller nor Parent shall solicit or induce the employment or services of any Transferred Employee without the prior written consent of Buyer, provided, however, that nothing in this Section 5.04 shall be construed as prohibiting Seller or Parent from conducting any general solicitation (including by placing advertisements in any form or method not targeted at employees or independent contractors of Buyer). Notwithstanding the foregoing, if Buyer terminates the employment of any Transferred Employee, either Seller or Parent shall be permitted to solicit such terminated employee.

         5.05 [INTENTIONALLY DELETED]

         5.06 NAME CHANGE. From and after the Closing, Seller and Parent will cease using the name "AdRelevance" and thereafter will not use any substantially similar or confusingly similar names or include them in any logo. In addition, promptly after the Closing, Seller will change its corporate name to a name that does not contain the word "AdRelevance" or any substantially similar or confusingly similar name, and will file that name change in all state jurisdictions in which Seller has presently registered the name for purposes of maintaining its corporate business and doing business as a foreign corporation.

         5.07 INFORMATIONAL UPDATES. Buyer agrees that it shall provide Parent and Seller with such information and take such other action, as may reasonably be requested by Parent or Seller from time to time, in connection with Parent's reporting obligations to any governmental authority.

         5.08 COVENANT NOT TO COMPETE.

              (a) Each of Seller and Parent covenants and agrees that, except as permitted under this Section 5.08, for a period of three years after the Closing Date, it will not, and will cause its subsidiaries not to, engage in the Business anywhere in the world; provided, however, that nothing herein shall be construed to prevent Seller or Parent or any of their respective subsidiaries from owning as a passive investor up to five percent (5%) in any person that engages in the Business. It is the desire and intent of the parties that the provisions of this Section 5.08 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this
Section 5.08 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Section 5.08 in the jurisdiction of the court that has made the adjudication.

              (b) The parties acknowledge and agree that the restrictions contained in this Section 5.08 are a reasonable and necessary protection of the immediate interest of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller and Parent in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or Parent or any of their respective subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such person from such breach or threatened breach (without the necessity of providing the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

         5.09 MAIL AND COMMUNICATIONS. Seller and Parent will promptly remit to Buyer any mail or other communications received by Seller or Parent relating to the Business or the Purchased Assets and any invoices received by Seller or Parent relating to Assumed Liabilities which are received by Seller or Parent from and after the Closing Date. Buyer will promptly remit to Parent any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of Parent other than the Business, and any invoices received by Buyer relating to liabilities of Seller or Parent other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

         5.10 PUBLIC ANNOUNCEMENTS. The initial press release concerning the transactions contemplated hereby shall be a joint press release approved by the parties to this Agreement.

         5.11 TAXES.

              (a) Parent and Seller shall pay all Taxes imposed upon Parent and Seller. Parent and Seller shall also pay, or indemnify Buyer for, all Taxes imposed on Buyer or any affiliate of Buyer and any Taxes to which the Purchased Assets are subject or for which a lien, claim or encumbrance can be placed upon the Purchased Assets but only in each case to the extent that any such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date or transactions or events occurring on or prior to the Closing Date and only to the extent related to the Business and including any sales or transfer taxes regardless of which party may be the legal obligor under applicable law. Liability for any Taxes that Seller is required to satisfy pursuant to this
Section 5.11 shall not constitute or be treated as Assumed Liabilities.

              (b) Seller and Parent shall properly file all Tax Returns that they are required by any applicable law to file with respect to Taxes arising in or related to periods on or prior to the Closing Date or related to transactions or events occurring prior to the Closing Date by the due date (including extensions) for such returns. With respect to state and local ad valorem taxes on the Purchased Assets (whether personal or real, owned or leased) for the current Tax year, Seller and Parent shall as provided in Section 2.04 be responsible for the payment of all such Taxes for the period up to and including the Closing Date and Buyer shall be responsible for the payment of all such Taxes for the period after the Closing Date. For all purposes of this Agreement,
(i) all such Taxes assessed on an annual basis shall be prorated on the assumption that an equal amount of Tax applies to each day of the year, regardless of how installment payments are billed or made and (ii) any supplemental property Taxes or assessments which arise out of a revaluation of a Purchased Asset which revaluation would not have occurred except for the change in ownership of the Purchased Asset shall be allocated to periods after the Closing Date and shall accordingly be borne by Buyer. Any payment of Taxes due from one party to the other pursuant to the foregoing provisions of this Section 5.11 shall be paid at the Closing Date. If the current year's Taxes and assessments are not available at the Closing Date, for the purposes of apportionment between Seller, Parent and Buyer and payment pursuant to this Section 5.11, the amount thereof shall be estimated on the basis of the prior year's Taxes and assessments, and any incremental payment shall be adjusted after receipt of the final Tax statements, but within fifteen (15) days after such statements are provided by the tax authorities. For purposes of this Agreement income and similar Taxes (including any franchise or other Taxes measured by reference to income or receipts) for any taxable period that includes the Closing Date shall be allocated to the period up to and including the Closing Date, on the one hand, and the period following the Closing Date, on the other hand, by utilizing the so-called closing of the books method whereby the tax for each of such periods is separately computed as though the Closing Date constituted the end of a taxable period.

              (c) Buyer agrees to take all actions reasonably requested by Seller and Parent to minimize any sales, use and other transfer taxes and fees incurred in connection with the assignment, conveyance, transfer and/or delivery of the Purchased Assets hereunder (collectively, the "Sales Taxes"), including, without limitation the transfer via means of electronic transmission of all assets capable of being so transmitted. Buyer further agrees to deliver all certificates reasonably requested by Seller and Parent to verify the fact of such electronic transmissions or other actions. Seller and Parent shall be responsible for the payment of the amount of any Sales Taxes.

         5.12 COOPERATION AND RECORDS RETENTION. Seller, Parent and Buyer shall
(i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, (ii) each retain and provide the other, with any records or other information which may be relevant to any such Tax Return, audit or examination, proceeding or determination, and
(iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Seller, Parent and Buyer shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Buyer shall keep the original copies of the records and, at Seller's expense, shall provide copies of the records to Seller upon Seller's request.

                                   ARTICLE VI

                                EMPLOYEE BENEFITS


         6.01 EMPLOYEES AND OFFERS OF EMPLOYMENT.

              (a) Prior to Closing Date, but effective as of the Closing, Buyer shall make offers of employment to the employees of Parent and Seller primarily engaged in the Business and set forth on Schedule 6.01(a) (each such person, upon accepting an offer of employment from Buyer, a "Transferred Employee"). Each such offer shall include (i) base salary or base wages which is the same as was in effect immediately prior to the Closing Date and (ii) employee benefits (other than as set forth in clause (i)) which are the same as those provided to similarly situated employees of Buyer. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Transferred Employee following the Closing Date.

              (b) As of the Closing Date, all Transferred Employees shall cease active participation in all Employee Plans and Benefit Arrangements. As soon as administratively feasible following the Closing Date and in accordance with the terms of the applicable benefit plans or programs of Buyer and Affiliates, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyers and its Affiliates.

              (c) Effective as of the Closing, Buyer shall credit each Transferred Employee with the number of vacation days accrued and not used as of the Closing by such Transferred Employee.

         6.02 DISTRIBUTION OF 401(K) PLAN ACCOUNTS. Seller agrees that pursuant to Code Section 401(k)(2), the Acquisition will result in, and constitute, a distribution event for Transferred Employees who participate in the 401(k) plan(s) maintained by Seller or any ERISA Affiliate (the "401(k) Plan"). Seller further agrees that as soon as administratively feasible following the Closing Date, Transferred Employees who participate in the 401(k) Plan shall be provided the opportunity to take a distribution from the 401(k) Plan.

         6.03 EMPLOYEE NONCOMPETITION AGREEMENTS. Parent and Seller agree that following the Closing all rights which either of them or any of their affiliates may have to prevent any employees being transferred to Buyer from working in the Business or competing therewith shall not be enforced without the consent of Buyer. To the extent such rights have not been transferred to Buyer pursuant to this Agreement, each of Buyer and Seller shall cooperate with Buyer, at Buyer's expense and upon Buyer's request, to enforce such rights.

                                  ARTICLE VII

                              CONDITIONS TO CLOSING

         7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, Parent and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

              (a) Buyer, Parent, Seller and any other parties thereto shall have executed and delivered to the other this Agreement and each of the Ancillary Agreements.

              (b) Each party shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to such requesting party.

                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

         8.01 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until twelve (12) months after the Closing Date or (i) in the case of Section 5.08 (Covenant Not To Compete) for the period set forth therein; or (ii) in the case of the covenants, agreements, representations and warranties contained in Articles V and VI, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 8.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         8.02 INDEMNIFICATION.

              (a) Seller and Parent hereby indemnify Buyer and its officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by any of them arising out of:

                  (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by Seller or Parent pursuant to this Agreement or the Ancillary Agreements; and

                  (ii) the failure of Seller or Parent to assume full responsibility for any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets and failure to pay and discharge when due any Excluded Liability, or any claim or cause of action by any party against such indemnities with respect to the Excluded Liability.

              (b) Buyer hereby indemnifies Seller and its Affiliates and its officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by such parties arising out of:

                  (i) any misrepresentation or breach of representation and warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or the Ancillary Agreements; and

                  (ii) the failure of Buyer to assume full responsibility for any Assumed Liability or any obligation or liability of the Business relating to the Purchased Assets and failure to pay and discharge when due any Assumed Liability, or any claim or cause of action by any party against such indemnities with respect to the Assumed Liability.

              (c) Buyer shall be entitled to retain funds from the Escrow Fund pursuant to Section 2.05 related to the non-assignment of any Contracts pursuant to Section 2.05. To the extent that the aggregate Measurement Amounts related to any unassigned Contracts shall exceed $729,176, Buyer shall have a claim for losses against the Escrow Fund in an amount equal to $1.37 for every $1.00 in excess of such $729,176.

              (d) Notwithstanding anything in this Agreement to the contrary, neither Seller or Parent on the one hand, nor Buyer on the other hand, shall be liable under this Article VIII unless and until the aggregate Losses (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained in any provision of this Agreement) to any Indemnified Person incurred or suffered by them resulting from, relating to or constituting any misrepresentation or breach of warranty contained in this Agreement or the Ancillary Agreements exceed $100,000, and then such liability shall be only for Losses in excess of such amount. Except with respect to claims based on fraud, the indemnification obligations for all Losses resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Seller, Parent or Buyer, as applicable, shall be limited to the $5,000,000. Notwithstanding anything in this Agreement to the contrary, any claims by Buyer for indemnification for any Taxes shall not be subject to the foregoing limitation on recovery. Losses related to Buyer's right to indemnification regarding unassigned Contracts as provided in Section
8.02 (c) and any release of Purchase Price Holdback from the Escrow Fund pursuant to Section 2.05 shall not be subject to the foregoing $100,000 deductible limitation on recovery but shall be subject to the total $5,000,000 limitation.

              (e) The indemnification obligations of the parties set forth in this Article VIII shall constitute the sole and exclusive remedy of the parties for the recovery of money damages with respect to any and all matters arising out of this Agreement. The parties agree that the Purchase Price Holdback amount held in the Escrow Fund shall not be available for buyer claims for indemnification and that the Escrow Funds shall be available to satisfy buyer's claims pursuant to Section 8.02(c) to

         8.03 PROCEDURES; NO WAIVER; EXCLUSIVITY.

              (a) All claims for indemnification by an Indemnified Person pursuant to this Article VIII shall be made in accordance with the provisions of this Section 8.03.

              (b) A party entitled to indemnification under this Article VIII (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment
(A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person). If Parent or Seller shall have consented to any settlement as provided herein, they shall forfeit their right to object to any Buyer Claim against the Escrow Fund for recovery of such amounts.

         8.04 ESCROW FUND. As security for the indemnity provided by Parent and Seller for the benefit of Parent in Section 8.02 hereof, $375,000 of the Purchase Price plus the Purchase Price Holdback amount shall be deposited by Buyer in an interest-bearing escrow account with J. P. Morgan Trust Company, N.A. (or other mutually acceptable institution) as Escrow Agent (the "ESCROW AGENT"), as of the Closing Date, all such funds deposited to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth in this Agreement and the provisions of an Escrow Agreement, in the form attached hereto as Exhibit E, to be executed and delivered pursuant hereto. Upon compliance with the terms hereof and subject to the provisions of Sections 8.04 through 8.10 hereof, Buyer shall be entitled to obtain from the Escrow Fund indemnity for Losses covered by the indemnity provided for in Section 8.02 hereof.

         8.05 ESCROW PERIOD. The Escrow Period shall terminate at the expiration of one year after the Closing (the "Termination Date"); provided, however, that the funds held in escrow related to the Purchase Price Holdback amount shall be released as provided in Section 2.05. Notwithstanding the forgoing, such portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate (as defined in Section 8.06 below) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved.

         8.06 CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent on or before the Termination Date of a certificate signed by the chief financial or chief executive officer of Buyer (an "Officer's Certificate"):

              (a) stating that Buyer has incurred, paid or properly accrued (in accordance with generally accepted accounting principles ("GAAP")) or knows of facts giving rise to a reasonable probability that it will have to incur, pay or accrue (in accordance with GAAP) Losses in an aggregate stated amount with respect to which Buyer is entitled to payment from the Escrow Fund pursuant to this Agreement; and

              (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred, paid or properly accrued (in accordance with GAAP), or the basis for such anticipated liability, and the specific nature of the breach to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.07 of this Agreement, deliver to Buyer the amount of Escrow Funds necessary to indemnify Buyer for the Losses claimed; provided, however, that Escrow Funds shall not be delivered to Buyer as a result of a claim based upon an accrual or upon a reasonable probability of having to incur, pay or accrue Losses until such time as the Buyer has actually incurred or paid Losses. All Escrow Funds subject to such claims shall remain in the Escrow Fund until Losses are actually incurred or paid or the Buyer determines in its reasonably good faith judgment that no Losses will be required to be incurred or paid (in which event such Escrow Funds shall be distributed to Seller in accordance with the terms of the Escrow Agreement).

         8.07 OBJECTIONS TO CLAIMS. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Seller and for a period of fifteen (15) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of the Escrow Funds pursuant to Section 8.06 hereof unless the Escrow Agent shall have received written authorization from the Seller to make such delivery. After the expiration of such fifteen (15) day period, the Escrow Agent shall make delivery of the Escrow Funds in accordance with Section 8.06 hereof, provided that no such payment or delivery may be made if the Seller shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Buyer prior to the expiration of such fifteen (15) day period.

         8.08 RESOLUTION OF CONFLICTS; ARBITRATION.

              (a) In case Seller shall so object in writing to any claim or claims by Buyer made in any Officer's Certificate, Seller and Buyer shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Funds in accordance with the terms thereof.

              (b) If no such agreement can be reached after good faith negotiation, either Buyer or Seller may, by written notice to the other, demand arbitration of the matter unless the amount of the Losses is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 8.06 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

              (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. Buyer and Seller shall share equally all fees and expenses of the arbitrators.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer, to:

                  NetRatings, Inc.
                  890 Hillview Court
                  Milpitas, CA  95035
                  Attn: Chief Executive Officer
                  Facsimile No.: 408-586-0208

                  if to Parent or Seller, to:

                  Jupiter Media Metrix, Inc.
                  21 Astor Place, 6th Floor
                  New York, NY 10003
                  Attn: Chief Executive Officer
                  Facsimile No.: 917-534-6800

         9.02 AMENDMENTS; NO WAIVERS.

              (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Parent and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

              (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         9.03 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Buyer shall pay all sales and transfer taxes that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets and shall timely prepare and file all tax returns related thereto.

         9.04 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.05 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         9.06 BULK SALES LAWS. Buyer hereby waives compliance by Seller and Parent with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller and Parent, on one hand, and Buyer, on the other hand, agree to indemnify and hold the other harmless against any and all claims, losses, damages, liabilities, costs and expenses incurred by such party or any of its affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

         9.07 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         9.08 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.09 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         9.10 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                         JUPITER MEDIA METRIX, INC.

                                         By:    /s/ Robert Becker
                                                ------------------------------
                                                Name: Robert Becker
                                                Title: Chief Executive Officer

                                         ADRELEVANCE, INC.

                                         By:    /s/ Alan Shapiro
                                                ------------------------------
                                                Name: Alan Shapiro
                                                Title: Vice President

                                         NETRATINGS, INC.

                                         By:    /s/ Jack Lazar
                                                ------------------------------
                                                Name: Jack Lazar
                                                Title: Executive Vice President
                                                       and Chief Financial
                                                       Officer